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                                                      Exhibit No. 99.1

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FIRST EMPIRE STATE CORPORATION ONE M&T PLAZA BUFFALO, NEW YORK 14240
NEWS RELEASE
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CONTACT: Gary S. Paul                       FOR IMMEDIATE RELEASE:
         (716) 842-5130                     February 19, 1997


BUFFALO, NEW YORK -- The Board of Directors of First Empire State Corporation ("First Empire") (AMEX:FES) yesterday authorized First Empire to purchase and hold as treasury stock up to 303,317 shares of its common stock, or approximately 4.5% of those currently outstanding, for use in connection with the possible future exercise of outstanding stock options granted under First Empire's 1983 Stock Option Plan. Under this authorization, shares of common stock may be purchased from time-to-time in the open market or in privately negotiated transactions. First Empire's previous stock repurchase program to reacquire 380,582 of its common shares authorized on November 28, 1995 was completed on February 11, 1997. As of February 12, 1997, First Empire had 6,694,411 shares of common stock outstanding, and it held 1,403,061 shares as treasury stock.

First Empire's Board of Directors also yesterday declared a quarterly cash dividend of eighty cents per share on First Empire's common stock. This represents an increase of approxiamtely 14%, or ten cents, from the previous quarterly dividend. The dividend will be payable March 31, 1997 to stockholders of record as of the close of business on March 3, 1997.

First Empire is a $12.9 billion bank holding company whose subsidiaries include Manufacturers and Traders Trust Company (Buffalo, New York), The East New York Savings Bank (New York, New York) and M&T Bank, National Association (Oakfield, New York).




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